Exhibit 4.1

Intercont (Cayman) Limited

Incorporated under the laws of the Cayman Islands

Number	Class A Ordinary Shares

Share capital is US$100,000 divided into 40,000,000 shares of a par value of US$0.0025 each, comprising

(i) 39,793,402 Class A Ordinary Shares of a par value of US$0.0025 each, and

(ii) 206,598 Class B Ordinary Shares of a par value of US$0.0025 each.

THIS IS TO CERTIFY THAT

is the registered holder of                                                     Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                                             day of                                   by:

DIRECTOR